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                             EMPLOYMENT AGREEMENT
                                KEITH B. HALL


     THIS EMPLOYMENT AGREEMENT is made and entered into as of the 29th day of May 1997, by and among BROADWAY & SEYMOUR, INC. ("Employer"), and KEITH B. HALL, an individual having an address at 45 Joshua Drive, West Simsbury, CT 06092 ("Employee").

                             Background Statement

     Employer wishes to hire Employee, and Employee wishes to serve, as the Vice President and Chief Financial Officer of Employer. This Agreement sets forth the parties' agreement with respect to Employee's employment in such capacities.

                            Statement of Agreement

     NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, and the mutual duties and obligations set forth herein, and intending to be legally bound, the parties hereto agree as follows:

     1. Employment. Employer hereby agrees to employ Employee and Employee herby agrees to serve Employer upon the terms and conditions set forth in this Employment Agreement in the capacities of a Vice President and Chief Financial Officer, with the duties and responsibilities of such positions to be determined from time to time by the Chief Executive Officer and/or the Board of Directors of Employer.

     2. Term. The term of this Employment Agreement shall begin on July 1, 1997, and end on June 30, 1999, and shall automatically renew for successive one-year terms unless one party notifies the other of its intention to cancel 90 days prior to the expiration of the then current term.

     3.   Compensation, Incentives and Employee Benefits.

     (a) Base Salary. Employer shall pay to the Employee for his performance of services hereunder a base salary ("Base Salary"), which for the first year of employment hereunder shall be at a rate of Two Hundred Thousand and No/100 Dollars ($200,000.00) per year, subject to applicable withholding for taxes. The Employee's Base Salary rate shall be reviewed by Employer annually and may be adjusted from time to time only with the approval of the Chief Executive Officer and the Compensation Committee of the Board of Directors of Employer. From and after the effective date of any such change, the increased rate shall become the Base Salary rate applicable thereafter. Base Salary shall be paid in accordance with Employer's general payroll practices as established from time to time.


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     (b)  Annual Bonus Compensation.  In respect of each fiscal year during the term of this Agreement, commencing with the fiscal year beginning
January 1, 1997, Employee shall be eligible to participate in any annual bonus compensation program for executives of Employer generally that may be approved by the Compensation Committee of the Board of Directors, on such terms and to such extent as may be determined by the Compensation Committee based on Employer's business success and Employee's performance during the year. In any event, Employer shall pay Employee a $25,000 bonus on each of December 30, 1997 and June 30, 1998 which, in the discretion of the Compensation Committee, may be in addition to or in lieu of any bonus compensation payable under the bonus compensation program described above.

     (c)  Stock Options.

          (i) Upon execution and delivery by the parties of this Agreement, Employer shall award to Employee options (the "Options") to purchase 20,000 shares of Employer's common stock, $.01 par value ("Common Stock"), pursuant to Employer's 1996 Stock Option Plan (the "Stock Option Plan"). The Options shall be exercisable with respect to one-third of the total shares covered by the Options during each twelve-month period beginning on the first anniversary of the date of grant and shall have an exercise price per share equal to the fair market value of a share of Employer's Common Stock on the date of grant, as determined in accordance with the Stock Option Plan. The Options shall not be qualified incentive stock options within the meaning of Section 422 of the Code. The Options shall have a term of 10 years from the date of grant. The Options shall otherwise be subject to the terms and conditions of the Stock Option Plan, which are incorporated by reference herein. Employer shall use its best efforts to cause a registration statement on Form S-8 registering the shares to be issued upon Employee's exercise of the Options promptly to become effective under the Securities Act of 1933, as amended, and otherwise promptly to take such action necessary to permit Employee to acquire shares upon exercise of the Options pursuant to a registration statement that is effective under such act.

         (ii) Employer shall award to Employee such additional stock options and other stock-based compensation at times and in amounts as deemed appropriate by the Compensation Committee of the Board of Directors of Employer.

        (iii) In the event of (A) a Change of Control (as defined below) of Employer prior to such time as Employee shall have been granted additional stock options for an aggregate of 80,000 shares of Employer's Common Stock and such stock options shall have been approved by Employer's stockholders and (B) Employee is not offered employment in the same or a comparable position with Employer or Employer's successor corporation following such Change of Control, Employer shall pay to Employee, in cash, upon consummation of such Change of Control transaction, an amount equal to the gain that would have been realized by Employee upon such Change of Control had employee been granted options to purchase such additional 80,000 shares (less any additional options actually granted to Employee and approved by Employer's


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     stockholders, other than the 20,00 Options awarded pursuant to paragraph (c)(i) above, prior to the Change of Control), at the same per share exercise price as the 20,000 Options awarded pursuant to paragraph
     (c)(i) above, such gain to be determined by subtracting the option exercise price(s) from the net per share price paid for Employer's Common Stock in the Change of Control transaction; provided, however, that in no event shall the aggregate amount payable by Employer to Employee pursuant to this subsection exceed $750,000.

     For purposes of this subsection, a Change of Control shall mean any one of the following:

          (A) A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the affairs of Employer and such offer is consummated for the ownership of securities of Employer representing 25% or more of the combined voting powers of Employer's then outstanding voting securities.

          (B) The adoption by Employer's stockholders of a plan of merger or consolidation providing for the merger or consolidation of Employer with another corporation and, as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation would then be owned in the aggregate by the former stockholders of Employer, other than affiliates within the meaning of the 1934 Act or any party to such merger or consolidation.

          (C) Employer transfers substantially all of its assets to another corporation or entity which is not a wholly owned subsidiary of Employer.

          (D) Any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the 1934 Act) is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 25% or more of the combined voting power of Employer's then outstanding securities, and the effect of such ownership is to take over and control the affairs of Employer.

     (d) Employee Benefit Plans. In addition to the Base Salary and additional compensation provided for above, Employer shall provide to the Employee the opportunity to participate in all life insurance, medical, dental, disability, and other employee benefit plans (collectively, "Employee Benefit Plans") sponsored from time to time by Employer and covering its employees generally or a particular group of its employees of which the Employee is a member (including participation by the Employee's spouse and dependents to the extent they are eligible under the terms of such plans), subject to the terms and conditions of such benefit plans.

     (e)  Reimbursement of Expenses, Etc.

          (i) Provided that Employee will relocate from Hartford, Connecticut to the Charlotte, North Carolina area no later than January 31, 1998, Employer shall (x)

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     reimburse Employee for all non-taxable expenses associated with Employee's relocation, including reasonable moving and storage expenses and reasonable travel expenses incurred by Employee in connection with his travel to and from his home in Hartford, Connecticut and Employer's principal offices in Charlotte, North Carolina, and (y) pay for taxable expenses associated with Employee's relocation, including expenses for temporary housing and other living expenses in Charlotte pending such relocation and broker's fees incurred upon the sale of Employee's home in Hartford, Connecticut and the purchase of Employee's new home in the Charlotte, North Carolina area, in an aggregate amount not to exceed $80,000, grossed up once for taxes at Employee's estimated 1997 tax rate, payable as follows: July 15, 1997 - $20,000, August 15, 1997 - $20,000,
     October 15, 1997 - $20,000, December 15, 1997 - $20,000 and January 15,
     1998 - gross up amount; provided, however, that Employee shall promptly return to Employer any portion of such amount not actually used for expenses associated with Employee's relocation.

          (ii) Employer shall otherwise pay or reimburse Employee for all reasonable travel and other expenses incurred by him in performing his obligations under this Employment Agreement.

         (iii) All such expenses shall be appropriately submitted to Employer and, with respect to expenses to be paid or reimbursed pursuant to subsection (e)(ii), approved in accordance with Employer's expense reimbursement policies as in effect from time to time.

     (f) Vacation. Employee shall be entitled to paid annual vacation of up to 4 weeks per year.

     4. Duties. During the term hereof, Employee shall devote all of his business time, attention, skills and efforts to the business of Employer and the faithful performance of his duties hereunder; provided, however, that (i) nothing contained herein shall prevent Employee from making outside investments and relationships not inconsistent with the provisions contained herein, and
(ii) with the approval of the Chief Executive Officer and ratification of the Board of Directors of Employer, from time to time Employee may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations which, in the reasonable judgment of the Chief Executive Officer and the Board of Directors of Employer, will not present any conflict of interest with Employer, or materially affect the performance of Employee's duties pursuant to this Agreement. Except for such incidental matters as may be assigned by Employer from time to time, Employee shall neither be demoted from his position nor shall the duties or responsibilities normally associated with those positions be reduced during the term of this Agreement.

     5.   Termination.

     (a) Termination By Employer Without Cause. The parties recognize (i) that the Board of Directors of Employer has the duty to use its judgment in the best interests of Employer


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in determining whether to remove Employee as an executive officer of Employer even though there may be no legal cause therefor under this Agreement, and
(ii) that any action or inaction of the Board of Directors of Employer pursuant to clause (i) shall not prejudice the rights of Employee under this Agreement. Accordingly, the parties agree that, subject to all other provisions of this paragraph 5, Employer shall have the right at any time during the current term of this Agreement to terminate Employee's employment hereunder Agreement without cause. Such right of termination may be exercised by removal of Employee by the Board of Directors of Employer or the failure of the Board of Directors of Employer to elect or reelect Employee as an executive officer of Employer or otherwise. Termination of this Agreement shall be deemed to occur on the date that Employee is notified thereof.

     (b) Termination by Employee. Employee may terminate his employment with Employer, for any reason or without reason, during the term of this Agreement. Such termination must be accompanied by the delivery of at least 60 days' written notice delivered to Employer.

     (c)  Termination Payments.

          (i) If Employer terminates Employee's employment hereunder pursuant to paragraph 5(a) hereof for any reason other than for "Cause", as defined herein, then immediately upon the effectiveness of the termination set forth in paragraph 5(a) above, Employer shall make a lump sum cash payment to Employee in an amount equal to the sum of (A) the aggregate Base Salary that would have been paid to Employee under the terms hereof after the date of such event through the date of the then current term of this Employment Agreement (based upon the assumption that the Base Salary as in effect immediately prior to the date of such event(s) continued to be the Base Salary through the term of this Employment Agreement; and (B) the aggregate amount of the annual cash bonuses that would be paid to Employee under the terms hereof after the date of such event through the date of the then current term of this Employment Agreement (based upon the assumption that the annual cash bonus most recently paid to Employee (or with respect to a termination prior to July 1, 1998, $50,000) is the amount of the annual cash bonus to be paid through the term of this Employment Agreement), prorated for the portion of the year elapsed prior to the date of termination of employment.

         (ii) From and after the termination of Employee's employment for Cause, Employee's voluntary termination of employment, termination pursuant to paragraph 5(e) or Employee's death, Employer shall not be liable to Employee, his spouse or his personal representative for the payment of salary, benefits, or payments of any kind, except for amounts payable under this Agreement that are attributable to services performed by Employee prior to the termination of his employment and except for amounts payable pursuant to the terms of any Employer benefits, disability, retirement or similar plan in which Employee may be a participant.

     (d) Definition of "Cause". "Cause" means (i) the substantial failure of Employee to carry out and perform his duties after written notice from the Chief Executive Officer or the


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Board of Directors of Employer; (ii) the repeated refusal by Employee to follow the lawful directions of the Chief Executive Officer or the Board of Directors;
(iii) the commission of an act by Employee constituting financial dishonesty against Employer; (iv) the commission of an act by Employee involving a felony;
(v) the commission of an act by Employee involving moral turpitude that brings Employer or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of Employer or its subsidiaries, (vi) Employee's misrepresentation to Employer of academic or professional qualifications or prior work experience; or (vii) violation by Employee of any provision of paragraph 7 hereof.

     (e) Disability. If the Employee is unable to perform his duties hereunder for a period of six consecutive months due to disability (as defined by the primary disability insurance carrier then providing such insurance coverage for the Employer's executive officers), Employee's employment hereunder may be terminated at Employer's discretion by giving to the Employee written notice specifying a termination date subsequent thereto and also subsequent to the end of said six-month period.

     (f) No Mitigation. Employee shall have no obligation to seek other employment in the event of termination of his employment and no compensation or other benefits received by Employee from any other employment shall reduce or limit Employer's obligation to make payment under paragraph 5(c).

     6. Confidential Information. Employee shall not, at any time during or following his employment by Employer regardless of the reason for such termination of employment, furnish, divulge, communicate, use to the detriment of Employer or for the benefit of any business, firm, person, partnership, trust or corporation, or otherwise, any of Employer's confidential information, data, trade secrets, sales methods, names of customers, advertising methods, financial affairs or methods of procurement, or take with him any document or paper relating to the foregoing, it being acknowledged that Employee received or obtained all of the above in confidence and as a fiduciary of Employer.

     7.   Non-Competition.  Employee agrees that during the term hereof:

     (a) Employee will not directly or indirectly, individually or as a partner, employee, stockholder, consultant, agent, officer, director, advisor or in any other capacity, solicit any of the customers of Employer or its subsidiaries (collectively, the "Company") for the purpose of selling any service or product similar to those provided by the Company, or in any manner attempt to induce any of the Company's customers or suppliers to withdraw, reduce or divert any of their business from the Company or otherwise interfere or attempt to interfere with any business relationship between the Company and its customers or suppliers; provided, however, that Employer recognizes that Employee possesses general and financial management skills and agrees that the exercise of such skills are not proscribed by this section 7(a). For the purposes of this section 7(a), customers shall mean (i) any client, account or customer of the Company that has transacted any business with or been contacted by the Company within the twelve months


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preceding the date hereof, and (ii) any other client, account or customer of the Company that has done business with the Company within two years of the date of such separation or termination;

     (b) Employee will not in any manner induce or attempt to induce any of the Company's employees to leave the employment of the Company to become associated with any business operation selling any service or product similar to those provided by the Company (or, in the event of termination of employment prior to the expiration of such two-year period, any service or product then provided or proposed to be provided by the Company);

     (c) Employee will not directly or indirectly, either as principal, agent, manager, employee, owner (if the percentage of ownership exceeds one percent (1%) of the net worth of the business), partner (general or limited), director, officer, consultant or in any other capacity, participate in any business operation engaged in a business selling any service or product similar to those provided by the Company (or, in the event of termination of employment prior to the expiration of such two-year period, any service or product then provided or proposed to be provided by the Company).

     8. Limitations on Scope. Because of the current and contemplated future operations of Employer in the geographic areas hereinafter set forth, it is further understood and agreed by the parties hereto that the restriction set forth in paragraph 7(c) shall apply to a business operation engaged in the following geographic areas:

          (i)  The State of North Carolina;

         (ii)  The State of New York;

        (iii)  The State of California;

         (iv)  The State of Texas;

          (v)  Any State contiguous with the State of North Carolina;

         (vi)  Any State contiguous with the State of New York;

        (vii)  Any State east of the Mississippi River;

       (viii)  Any State of the United States of America.

     The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

     9. Inventions. Employee agrees and understands that any invention, discoveries, programs, programming techniques and underlying program design and/or concepts developed


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by him, either directly or indirectly, are the sole property of Employer.
Employee agrees to assign, and does hereby assign, to Employer or its nominees, all right, title and interest in and to the aforesaid proprietary interests made by him, alone or resulting from tasks specifically assigned to him by Employer. Employee will with reasonable reimbursement for expenses, but at no other expense to Employer, at any time during or after his employment, sign and deliver all lawful papers and cooperate in such other lawful acts which may be reasonably necessary or desirable to protect or vest title in such proprietary interests in Employer or its nominees, including applying for, obtaining, maintaining, and enforcing patents on such inventions in all countries of the world. Employee understands, however, that this agreement does not apply to any invention for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Employee's own time unless (a) the invention relates (i) directly to the business of Employer, or (ii) to Employer's actual or demonstrably anticipated research or development; or (b) the invention results, either directly or indirectly, from any work performed by Employee for Employer.

     10. Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The parties agree that in the event a court should determine that this Agreement or any of the covenants contained herein is unreasonable, void or invalid, for any reason whatsoever, then in such event, the parties hereto agree that the duration, geographical or other limitation imposed herein should be as the court, or jury, if applicable, should determine to be fair and reasonable, it being the intent of each of the parties hereto to be subject to an agreement that protects the legitimate competitive interests of Employer and does not unreasonably curtail the rights of the Employee.

     11. Employee's Representation. Employee represents that his experience and capabilities are such that the provisions of section 7 will not prevent him from earning a livelihood.

     12. Employer's Right to Obtain an Injunction. Employee acknowledges that Employer will have no adequate means of protecting its rights under sections 7 and 8 of this Agreement other than securing an injunction. Accordingly, Employee agrees that Employer is entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in a court of competent jurisdiction. Employee acknowledges that the recovery of damages by Employer will not be an adequate means to redress a breach of this Agreement. Nothing contained in this paragraph, however, shall prohibit Employer from pursuing any remedies in addition to injunctive relief, including recovery of damages.

     13.  General Provisions.

     (a) Entire Agreement. This Agreement contains the entire understanding between the parties hereto relating to the employment of Employee by Employer and supersedes any and all prior employment or compensation agreements between Employer and Employee.


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     (b)  Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries or legal representatives, without the prior written consent of Employer; provided, however, that nothing shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

     (c) Binding Agreement. This Employment Agreement shall be binding upon, and inure to the benefit of, Employee and Employer and their respective permitted successors and assigns.

     (d) Amendment or Modification of Employment Agreement. This Employment Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (e) Insurance. Employer, at its discretion, may apply for and procure in its own name and for its own benefit, life insurance on Employee in any amount or amounts considered advisable; and Employee shall have no right, title or interest therein, and further, Employee agrees to submit to any medical or other examination and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain such insurance.

     (f) Notices. All notices under this Employment Agreement shall be in writing and shall be deemed effective when delivered in person (in the case of Employer, to its General Counsel) or when mailed, if mailed by certified mail, return receipt requested. Notices mailed shall be addressed, in the case of Employee, to him at his residential address currently on file with Employer, and in the case of Employer, to its corporate headquarters, attention of the General Counsel, or to such other address as Employer or Employee may designate in writing at any time or from time to time to the other party. In lieu of notice by deposit in the U.S. mail, a party may give notice by telegram or telex.

     (g) Waiver. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The provisions of this section 13(g) cannot be waived except in writing signed by both parties.

     (h) Governing Law. This agreement shall be governed and construed in accordance with the laws of the State of North Carolina, exclusive of its choice of law provisions.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                      BROADWAY & SEYMOUR, INC.


                                      By: /s/ Alan C. Stanford
                                          ------------------------------------
                                      Alan C. Stanford
                                      Chairman and Chief Executive Officer




                                      /s/ Keith B. Hall                 6/1/97
                                      ----------------------------------------
                                      Keith B. Hall






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